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Exhibit 99.1

Yahoo! and HotJobs Announce
Successful Completion of Exchange Offer

98.6% of HotJobs' Shares Tendered

SUNNYVALE, CA and NEW YORK—February 11, 2002—Yahoo! Inc. (Nasdaq: YHOO) and HotJobs.com, Ltd. today announced the companies had successfully completed an exchange offer for all outstanding shares of HotJobs common stock for a combination of Yahoo! common stock and cash. The exchange offer expired at 12:00 midnight, New York City time, on February 8, 2002.

EquiServe Trust Company, N.A., the depositary for the offer, has advised Yahoo! that 32,999,305 shares of HotJobs common stock were tendered and not withdrawn. In addition, 5,487,682 shares were guaranteed for delivery. Together, this represents approximately 98.6 percent of the total number of HotJobs shares outstanding. All shares of HotJobs common stock validly tendered and not properly withdrawn before the expiration of the offering period have been accepted for exchange and will be exchanged promptly. All shares represented by notices of guaranteed delivery, which were received by Yahoo! before the expiration of the offering period, will be exchanged promptly after the shares are delivered.

Yahoo! will complete the acquisition of the remaining HotJobs shares by merging HotJobs with and into HJ Acquisition Corp., a wholly-owned subsidiary of Yahoo!, as soon as practicable. As a result of the merger, the remaining outstanding shares of HotJobs common stock (except for shares held by Yahoo! or HJ Acquisition Corp.) will be converted into the right to receive 0.3045 shares of Yahoo! common stock and $5.25 cash.

Following the merger Yahoo! will send HotJobs stockholders, who did not tender their shares in the exchange offer, instructions as to how to exchange their shares of HotJobs common stock into Yahoo! common stock and cash as merger consideration. Following the completion of the merger, HotJobs will become a wholly-owned subsidiary of Yahoo!.

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About Yahoo!

Yahoo! Inc. is a leading global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 219 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 Internet brand globally and reaches the largest audience worldwide. Through Yahoo! Enterprise Solutions, the company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. The company's global Web network includes 24 World properties. Headquartered in Sunnyvale, Calif., Yahoo! has offices in Europe, Asia, Latin America, Australia, Canada and the United States.

About HotJobs

HotJobs.com, Ltd. is a leading recruiting solutions and software company. The company's flagship job site, HotJobs.com (http://www.hotjobs.com), is the most-visited career domain according to independent research by Media Metrix. In addition to its popular consumer job board, HotJobs provides employers with progressive recruiting solutions such as its Resumix® and Softshoe® hiring management software,

Agency Desktop and Diversity Marketing Solutions. The company recently ranked #14 in Bloomberg Personal Finance Magazine's coveted "Tech 100" list.

Additional Information and Where to Find It

Shareholders of HotJobs and other investors are urged to read the following documents in connection with the transaction described above: the Preliminary Prospectus/Offer to Purchase, exchange offer materials, registration statement on Form S-4 which was declared effective on February 6, 2002 and Schedule TO, containing or incorporating by reference such documents and other information, filed by Yahoo! and the solicitation/recommendation statement on Schedule 14D-9, filed by HotJobs. Such documents, as they have been amended, contain important information about HotJobs, Yahoo!, the transaction and related matters. The Preliminary Prospectus/Offer to Purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available to all stockholders of HotJobs at no expense to them by contacting the information agent, Georgeson Shareholder Communications Inc., 111 Commerce Road, Carlstadt, New Jersey 07072, at 866/736-8819. The exchange offer materials (including the Preliminary Prospectus/Offer to Purchase, the related letter of transmittal and all other documents filed with the SEC) and the solicitation/recommendation statement are also available for free at the SEC's website at www.sec.gov.

Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Media Contact for Yahoo!:
Joanna Stevens, (408) 349 7855, joanna@yahoo-inc.com

Investor Contact for Yahoo!:
Cathy La Rocca, (408) 349 5188, cathy@yahoo-inc.com

HotJobs.com, Ltd.
Julie Shermak, (212) 699 5375

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  Exhibit 99.1